ALLEGHENY ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME FOR TWELVE MONTHS ENDED
                JUNE 30, 1999 PER BOOKS
                (Thousands of Dollars)



                                                          Per Books


OPERATING REVENUES                                       $2,636,707

OPERATING EXPENSES:
  Operation:
     Fuel                                                   555,111
     Purchased power and exchanges, net                     398,668
     Other                                                  350,405
  Maintenance                                               215,953
  Depreciation and amortization                             264,351
  Taxes other than income taxes                             193,037
  Federal and state income taxes                            187,946
    Total Operating Expenses                              2,169,981
    Operating Income                                        466,726

OTHER INCOME AND DEDUCTIONS:
   Allowance for other than borrowed funds
      used during construction                                1,013
   Other income, net                                          5,516
    Total Other Income and Deductions                         6,529

    Income Before Interest Charges and Preferred Dividends  473,255

INTEREST CHARGES AND PREFERRED DIVIDENDS:
   Interest on long-term debt                               154,710
   Other interest                                            20,861
   Allowance for borrowed funds used during
      construction                                           (4,647)
   Dividends on preferred stock of subsidiaries               9,163

    Total Interest Charges and Preferred Dividends          180,087

CONSOLIDATED INCOME BEFORE EXTRAORDINARY ITEMS              293,168

  Extraordinary item, net                                    (9,980)

CONSOLIDATED NET INCOME                                    $283,188